EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For additional information contact:
Michael W. Shelton, Chief Financial Officer
Phone:   336-369-0900

FNB FINANCIAL SERVICES CORPORATION
ANNOUNCES QUARTERLY DIVIDEND

GREENSBORO, N.C.--(BUSINESS WIRE)—May 21, 2007--FNB Financial Services Corporation (NASDAQ: FNBF), parent of FNB Southeast, announced that the Board of Directors has approved a regular cash dividend of $0.13 per share for the second quarter of 2007.  The dividend is payable June 29, 2007 to shareholders of record on June 15, 2007.

FNB Financial Services Corporation is a bank holding company with one operating subsidiary, FNB Southeast, a North Carolina chartered commercial bank. FNB Southeast currently operates 17 banking offices located in North Carolina and Virginia. FNB Southeast Mortgage Corporation and FNB Southeast Investment Services, Inc. are operating subsidiaries of FNB Southeast.